AMENDED AND RESTATED TATUM RESOURCES AGREEMENT


      This Amended and Restated Agreement ("Agreement") is made effective as of January 1, 2005, between Natural Gas Systems, Inc. a Nevada corporation (the "COMPANY"), and Tatum CFO Partners, LLP ("TATUM"). This Agreement shall be effective as of the date written above.

      WHEREAS, the Company, through its predecessor in interest and wholly owned subsidiary Natural Gas Systems, Inc., a Delaware corporation, entered into an agreement to provide compensation of cash and equity in exchange for certain resources offered by Tatum under the Resource Agreement (the "ORIGINAL AGREEMENT"), dated September 18, 2003, a copy of which is attached hereto as EXHIBIT A;

      WHEREAS, the parties desire to memorialize their understanding of any and all payment obligations of the Company to Tatum;

      WHEREAS, the parties hereto desire to amend and restate the terms of the Original Agreement so as to accelerate the vesting of certain warrants and limiting further compensation;

      NOW, THEREFORE, in consideration of the mutual obligations in this Agreement and the ancillary agreements referenced herein, the parties to this Agreement agree as follows:

THE ORIGINAL AGREEMENT IS HEREBY AMENDED AND RESTATED TO READ IN ITS ENTIRETY AS
FOLLOWS:

1.    Tatum Resources

      The parties understand that the Company desires to maintain the employment of Robert S. Herlin ("HERLIN" or the "EMPLOYEE"), one of Tatum's partners, as Chief Executive Officer of the Company (the "EMPLOYEE") pursuant to Herlin's employment agreement with the Company; and the parties acknowledge that the Employee is and will remain a partner in Tatum. Tatum will provide certain resources to the Company to be accessible by Herlin for the Company's use. These resources (the "RESOURCES") include a platform for knowledge sharing, e.g., database access, specialized software and patent-pending processes, specialized work product and training, and virtual access to other Tatum partners through Tatum's proprietary internet portal (the "TATUM PORTAL").

      This Agreement sets forth the rights of the Company, through the Employee, to use such resources for the benefit of the Company, and for the payment of compensation for such Resources under Section 2 hereof (the "COMPENSATION"). Since the Employee will be under the control and direct management of the Company, and not Tatum, Tatum cannot assume the same risks as if Tatum itself served as part of the Company's management team. Tatum's obligations to the Company are exclusively those set forth in this Agreement. SCHEDULE A sets forth provisions dealing with the limitation of Tatum's liability and other terms and conditions, which allow Tatum to provide this unique relationship. This offers both the value of a traditional employment relationship, through separate employment directly with the Employee, and the resources and benefits of a national firm through the provision of Resources pursuant to this Agreement. Herlin shall participate in the benefits plan of the Company in lieu of participating in the Tatum group plan.

2.    Compensation

      A. SERVICE FEES. The Company shall pay Tatum a monthly service and license fee of $1,000.00 for the period of January 2005 through December 2005 (the "SERVICE FEES"). The $12,000 of Service Fees for all 2005 shall be prepaid in advance no later than April 15, 2005. After December 31, 2005, Service Fees shall be payable at $1,000 per month on a monthly basis if this Agreement has not been terminated.

      B. WARRANTS. In partial consideration of Tatum's agreement to provide the Resources, the Company shall issue Tatum warrants ("WARRANTS") to purchase 262,500 shares of the Company's common stock at $0.001 per share under the terms and conditions of a certain Warrant Agreement being executed concurrently with this Agreement.

      Other than the Service Fees and the one time issuance of Warrants described above, no further Compensation shall be due or payable by the Company to Tatum. For clarification, Tatum hereby acknowledges and agrees that the Compensation referenced above satisfies any and all past and future payment obligations of any kind owed by the Company to Tatum in connection with the subject matter of this Agreement. At the end of the Term, only the monthly Service Fees as described above shall be required to keep this agreement in full force and effect.

3.    Miscellaneous Provisions.

      The initial term of this Agreement ("INITIAL TERM") is from the effective date until December 31, 2005. Following the Initial Term, this Agreement shall be automatically renewed for succeeding terms of one month each (a "RENEWAL TERM"), unless either party shall give written notice to the other of its intention not to renew this Agreement at least five days prior to the commencement of the next succeeding Renewal Term.

      In addition this Agreement will terminate immediately upon the effective date of termination or expiration of Herlin's employment with the Company or upon Herlin ceasing to be a partner of Tatum.

      In the event that either party commits a breach of this Agreement and fails to cure the same within ten (10) days following delivery by the non-breaching party of written notice specifying the nature of the breach, the non-breaching party will have the right to terminate this Agreement immediately effective upon written notice of such termination.

      This Agreement contains the entire agreement between the Parties hereto with respect to the subject matter hereof, superseding any prior oral or written statements or agreements, including the Original Agreement; provided, however, that nothing herein shall limit the Company's ability to modify, amend or terminate the Company's employment relationship with Employee as provided in his employment agreement.

      Neither the Company nor Tatum will be deemed to have waived any rights or remedies accruing under this Agreement unless such waiver is in writing and signed by the party electing to waive the right or remedy. This Agreement binds and benefits the successors of Tatum and the Company.


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

      Neither party will be liable for any delay or failure to perform under this Agreement (other than with respect to payment obligations) if and to the extent such delay or failure is a result of an act of God, war, earthquake, civil disobedience, court order, labor dispute, or other cause beyond such party's reasonable control.

      The terms of this Agreement are severable and may not be amended except in a writing signed by Tatum and the Company. If any portion of this Agreement is found to be unenforceable, the rest of the Agreement will be enforceable except to the extent that the severed provision deprives either party of a substantial portion of its bargain.

      The provisions in this Agreement concerning payment of the Tatum Compensation, limitation of liability, reimbursement of costs and expenses, directors' and officers' insurance, and arbitration will survive any termination or expiration of this Agreement.

      Noting in this Agreement shall confer any rights upon any person or entity other than the parties hereto and their respective successors and permitted assigns and Herlin.

      This Agreement will be governed by and construed in all respects in accordance with the laws of the State of Texas without giving effect to conflicts-of-laws principles.

      Each person signing below is authorized to sign on behalf of the party indicated, and in each case such signature is the only one necessary.

      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed, as of the date and year first above written.



         TATUM CFO PARTNERS, LLP                   NATURAL GAS SYSTEMS


         By:____________________________           By: ________________________
         Name:  Robert L. Litschi                  Name:  Robert S. Herlin

         Title: Area Managing Partner              Title: President and CEO


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

                                   SCHEDULE A


                          DISCLAIMERS AND RELATED TERMS

DISCLAIMERS & LIMITATIONS OF LIABILITY
It is to be understood that Tatum does not have a contractual obligation to the Company other than to make the Employee available to serve the Company and to make its resources available to the Company through the Employee. Tatum Compensation will be for the resources provided and not as compensation as an employee or partner of or in a joint venture with the Company or as an employer of the Employee, and Tatum will have no control or management over the Employee. Tatum's obligation under this Agreement is to make Tatum's resources available to the Employee for the benefit of the Company under the terms and conditions of this Agreement.

The Company acknowledges that any Resources will be provided by Tatum to the Employee as a tool to be used in the discretion of the Employee. Tatum makes no representation or warranty as to the accuracy or reliability of reports, projections, forecasts, or any other information derived from use of the Resources, and Tatum will not be liable for any claims of reliance on such reports, projections, forecasts, or information. Tatum disclaims all warranties, either express or implied, including, but not limited to, implied warranties of merchantability and fitness for a particular purpose, with regard to all information and applications that may be provided by the Resources or the Tatum Portal. Tatum will not be liable for any non-compliance of reports, projections, forecasts, or information or services with federal, state, or local laws or regulations.

The Company agrees that, with respect to any claims the Company may assert against Tatum in connection with this Agreement or the relationship arising hereunder, Tatum's total liability will not exceed two months of Service Fees.

As a condition for recovery of any liability, the Company must give Tatum written notice of the alleged basis for liability within thirty (30) days of discovering the circumstances giving rise thereto, provided that the failure of the Company to give such notice will only affect the rights of the Company to the extent that Tatum is actually prejudiced by such failure. In any event, the Company must assert any claim against Tatum within six (6) months after discovery or thirty (30) days after the termination or expiration of this Agreement, whichever is earlier.

Tatum will not be liable in any event for incidental, consequential, punitive, or special damages, including without limitation, any interruption of business or loss of business, profit, or goodwill.

ARBITRATION
If the parties are unable to resolve any dispute arising out of or in connection with this Agreement, either party may refer the dispute to arbitration by a single arbitrator selected by the parties according to the rules of the American Arbitration Association ("AAA"), and the decision of the arbitrator will be final and binding on both parties. Such arbitration will be conducted by the Houston, Texas office of the AAA and governed by Texas law. In the event that the parties fail to agree on the selection of the arbitrator within thirty (30) days after either party's request for arbitration under this paragraph, the arbitrator will be chosen by AAA. The arbitrator may in his discretion order documentary discovery, but in no event may depositions be taken. The arbitrator will have no authority to award punitive damages. Judgment on the award of the arbitrator may be entered in and enforced by any court of competent jurisdiction. The arbitrator will have no authority to award damages in excess or in contravention of this Schedule A and may not amend or disregard any provision of this Schedule A. Notwithstanding the foregoing, no issue related to the ownership of intellectual property will be subject to arbitration but will instead be subject to determination by a court of competent jurisdiction.

DIRECTOR AND OFFICER INSURANCE
To the extent the Company has directors' and officers' liability insurance in effect, the Company will provide such insurance coverage for the Employee, along with written evidence to Tatum or the Employee that the Employee is covered by such insurance.


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

SUBPOENAS
In the event that any partner of Tatum (including without limitation the Employee to the extent not otherwise entitled in his or her capacity as an officer of the Company) is subpoenaed or otherwise required to appear as a witness or Tatum or such partner is required to provide evidence, in either case in connection with any action, suit, or other proceeding initiated by a third party against the Company or by the Company against a third party, then the Company shall reimburse Tatum for the costs and expenses (including reasonable attorneys' fees) actually incurred by Tatum or such partner and provide Tatum with compensation at Tatum's customary rate for the time incurred.

MISCELLANEOUS
Tatum represents to the Company that Tatum has conducted its standard screening and investigation procedures with respect to the Employee becoming a partner in Tatum, and the results of the same were satisfactory to Tatum. Except as provided in the immediately preceding sentence, Tatum does not make any representations or warranties concerning the Employee's qualifications or services.

Tatum shall be entitled to receive all reasonable costs and expenses incidental to the collection of overdue amounts under this Agreement, including but not limited to attorneys' fees actually incurred.


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